As filed with the Securities and Exchange Commission on May 14, 2013.

Registration No. 333-159232

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

APPLE REIT SIX, INC.

(BRE Select Hotels Corp as successor by merger to Apple REIT Six, Inc.)

(Exact name of registrant as specified in charter)

Commonwealth of Virginia	20-0620523
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Kim

Vice President, Secretary and Managing Director

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process for BRE Select Hotels Corp as successor by merger to Apple REIT Six, Inc.)

Copies to:

Brian M. Stadler

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated Filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-159232) filed by Apple REIT Six, Inc. (the “Company”) with the Securities and Exchange Commission on May 14, 2009 registering 10,000,000 Units, no par value, relating to the Company’s 2009 Amended and Restated Dividend Reinvestment Plan (the “Registration Statement”).

Effective May 14, 2013, pursuant to the Agreement and Plan of Merger, dated as of November 29, 2012, by and among the Company, BRE Select Hotels Holdings LP, a Delaware limited partnership (“Buyer”), and BRE Select Hotels Corp, a Delaware corporation and wholly-owned subsidiary of Buyer (“BRE Select Hotels”), the Company merged with and into BRE Select Hotels and the separate corporate existence of the Company thereupon ended. As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all Units that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 14th day of May, 2013.

BRE SELECT HOTELS CORP
as successor by merger to Apple REIT Six, Inc.

By:	/s/ Brian Kim
Name:	Brian Kim
Title:	Vice President, Secretary and Managing Director

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.